Exhibit 3.1

TRANSLATION

TRUST AGREEMENT MADE AS OF THE 28th DAY OF MARCH 2003.

AMONG:	QUEBECOR INC., a corporation incorporated under the laws of the Province of Quebec;

(hereinafter called “Quebecor”)

AND:	CAISSE DE DÉPÔT ET PLACEMENT DU QUÉBEC, a body corporate governed by the laws of the Province of Quebec;

(hereinafter called “Caisse”)

AND:	4032667 CANADA INC., a corporation incorporated under the laws of Canada (as successor of 2745844 Canada Inc.);

(hereinafter called “Canada Inc.”)

(Quebecor, Caisse and Canada Inc. are hereafter collectively called the “Shareholders”)

AND:	QUEBECOR WORLD INC., a corporation incorporated under the laws of Canada (previously Quebecor Printing Inc.);

(hereinafter called “Corporation”)

AND:	COMPUTERSHARE TRUST COMPANY OF CANADA, a trust company incorporated under the laws of Canada;

(hereinafter called the “Trustee”)

WHEREAS 46,987,120 Multiple Voting Shares and 94,334,438 Subordinate Voting Shares of the Corporation (collectively, the “Participating Shares”) are issued and outstanding;

AND WHEREAS Quebecor owns 12,500,000 Multiple Voting Shares, being 26.60% of all of the issued and outstanding Multiple Voting Shares;

AND WHEREAS Caisse owns 75,843 Multiple Voting Shares, which represents 0.16% of all the issued and outstanding Multiple Voting Shares;

AND WHEREAS Canada Inc. owns 34,411,277 Multiple Voting Shares, being 73.24% of all the issued and outstanding Multiple Voting Shares;

AND WHEREAS on April 10, 1992, the Corporation, Quebecor, Caisse, 2745844 Canada Inc. and Fiducie Desjardins inc., as trustee, entered into an agreement (the “Initial Agreement”) in order to, among other things, secure the listing of the Subordinate Voting Shares on Canadian stock exchanges;

AND WHEREAS on March 24, 2003, Fiducie Desjardins inc., the trustee appointed pursuant to the Initial Agreement, gave a written notice to the Corporation and to the Shareholders to the effect that it wished to resign as trustee and be discharged from all duties and liabilities under the Initial Agreement, the whole in accordance with the procedure provided for to that effect in Section 13 of the Initial Agreement;

AND WHEREAS that the Shareholders and the Corporation wish to appoint a new trustee and enter into this Agreement in replacement of the Initial Agreement to maintain the listing of the Subordinate Voting Shares on The Toronto Stock Exchange and for the purpose of ensuring that the holders from time to time of the Subordinate Voting Shares will not be deprived of rights under applicable take-over bid legislation to which they would have been entitled in the event of a take-over bid if the Multiple Voting Shares and the Subordinate Voting Shares were considered to be a single class of shares;

AND WHEREAS the Shareholders and the Corporation desire to constitute the Trustee as the new trustee for the holders from time to time of the Subordinate Voting Shares with the intent that such holders, through such new trustee, will receive the benefits of the covenants of the Shareholders and the Corporation contained in this Agreement;

AND WHEREAS Computershare Trust Company of Canada is licensed and authorized to carry on the business of a trust company in Quebec and wish to accept its appointment as trustee pursuant to this Agreement;

AND WHEREAS for purposes of this Agreement, the term “Péladeau Family” shall mean collectively (i)  any descendants, born or to be born, of late Pierre Péladeau, founder of Quebecor, (ii)  any existing or future trust primarily for one or several descendants, born or to be born, of late Pierre Péladeau and their existing or future spouses in fact or in law, and (iii) any and all existing or future corporations where at least 90% of the votes attached to all outstanding voting shares and at least 50% of all the outstanding equity shares are controlled, directly or indirectly, by any one or more of the foregoing;

AND WHEREAS, except for Section 6 which is applicable to Caisse from this day, the covenants of Caisse hereunder shall become applicable and effective, subject to compliance with applicable securities legislation, only on the date on which Quebecor, Canada Inc. and their successors in accordance with this Agreement shall cease to hold, directly or indirectly, at least 80% of the issued and outstanding Multiple Voting Shares of the Corporation and shall cease to be applicable and effective to Caisse, subject to compliance with applicable securities legislation, on the date on which Quebecor, Canada Inc. and their successors shall hold again 80% of the issued and outstanding Multiple Voting Shares of the Corporation;

AND WHEREAS the foregoing recitals are made by the Corporation and the Shareholders and not by the Trustee;

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the premises and agreements herein contained and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1.                                      Subject to Sections 2 and 7, none of the Shareholders shall sell any Multiple Voting Shares, directly or indirectly, pursuant to a take-over bid on the Multiple Voting Shares, as defined by applicable securities legislation, under circumstances in which securities legislation would have required the same offer or a follow-up offer to be made to all holders of Subordinate Voting Shares (wherever resident) if the sale had been of Subordinate Voting Shares rather than Multiple Voting Shares, but otherwise on the same terms. For this purpose, it shall be assumed that the offer that would have resulted in such sale of Subordinate Voting Shares would have constituted at take-over bid under applicable securities legislation, regardless of whether this actually would have been the case. However, it is understood and agreed that a sale by a Shareholder of Multiple Voting Shares that would not constitute a take-over bid (as defined by applicable securities legislation) or that would be a transaction exempted from all take-over bid rules under securities legislation if the Multiple Voting Shares were the only outstanding class of securities of the Corporation shall, not be covered by this Section 1 and the covenants and obligations provided for in this Agreement. In determining whether there has been a sale of or offer for Multiple Voting Shares and the terms and circumstances of any such sale or offer, effect shall be given to all transactions contemplated by the arrangement pursuant to which the Multiple Voting Shares are sold, or to be sold, whether such transaction or transactions are completed on, before or after the time of sale of Multiple Voting Shares. For greater certainty, shall not be considered a “sale” any transfer, sale or distribution to a person or trust forming part of the Péladeau Family.

2.                                      Section 1 shall not apply to prevent a sale by a Shareholder of Multiple Voting Shares pursuant to a take-over bid if:

(a)                                  such sale is made pursuant to an offer to all holders of Multiple Voting Shares and a concurrent offer is made to all holders of Subordinate Voting Shares, wherever resident, under which:

(i)                                    the price offered is at least as high as the higher of the price offered for the Multiple Voting Shares and the highest price paid by the offeror, within the ninety (90) day period immediately preceding the date of such offer, for any Multiple Voting Share owned directly or indirectly by the Shareholder or any of its affiliates and such price is payable in a consideration in the same form and amount per share as the consideration for the Multiple Voting Shares; and

(ii)                                the number of target Subordinate Voting Shares offered to be purchased expressed as a percentage of the number of Subordinate Voting Shares outstanding is not less than the number of target Multiple Voting Shares offered to be purchased expressed as a percentage of the number of Multiple Voting Shares outstanding; and

(iii)                             no condition is attached relating to the obligation to take up and pay for Subordinate Voting Shares, other than the right not to take up and pay for the Subordinate Voting Shares if no shares are purchased pursuant to the offer for Multiple Voting Shares; and

(iv)                            all other terms are at least as favouvable to the holders of Subordinate Voting Shares as the terms under the offer for the Multiple Voting Shares are to the holders of Multiple Voting Shares; or

(b)                                 there is a concurrent unconditional offer to purchase all of the Subordinate Voting Shares on the terms specified in clauses (i), (iii) and (iv) of subsection (a) above; or

(c)                               (i)                                        such sale is an indirect sale resulting from the acquisition of shares of a corporation which directly or indirectly controls the Corporation, or which directly or indirectly controls or is controlled by Quebecor (an “indirect sale”); and

(ii)                                 the transferor and transferee are each members of the Péladeau Family; any indirect sale within the Péladeau Family (other than to descendants in direct line) shall not be permitted by this subsection (c); and

(iii)                              no such transferee is a party to any arrangement under which any other person would participate in the ownership of, or have control or direction over more than 10% of the votes or 50% of the equity, of such corporation, Quebecor or the Corporation (other than non-voting shares of the Corporation or the Subordinate Voting Shares); provided that, where required by the securities legislation, an order from the appropriate securities commission permitting such sale has been obtained.

3.                                       (a)                                Without limiting the generality of Section 1 but subject to subsection (b) below, a sale shall be deemed to be an indirect sale of Multiple Voting Shares owned by a Shareholder or by any person or company controlled, directly or indirectly, by such Shareholder if the offer pursuant to which such sale is made would be deemed to be an indirect offer for the Multiple Voting Shares under the take-over bid provisions of applicable securities legislation.

(b)                                 For purposes of this Agreement, if the total assets of the Corporation as a result of the consolidation of the assets of the Corporation in the books of Quebecor, are not greater than 80% of the total assets of Quebecor on a consolidated basis, a take-over bid for Quebecor shall not be deemed to be a take-over bid for the Multiple Voting Shares.

4.                                       Each of the Shareholders shall not, and shall ensure that each person or company it controls do not, effect or facilitate a sale (including an indirect sale) described in Section 1 in respect of any Multiple Voting Shares owned from time to time by such Shareholder or any person or company controlled, directly or indirectly, by such Shareholder, regardless of whether such person or company is a party to this Agreement, unless Sections 2 and 7 apply in respect of such sale.

5.                                       If any person or company, other than one of the Shareholders, carries out a sale (including an indirect sale) described in Section 1 in respect of any Multiple Voting Shares owned from time to time by a Shareholder, and if neither Section 2 or 7 apply in respect of such sale, such Shareholder shall not at the time such sale becomes effective or thereafter do any of the following with respect to any of the Multiple Voting Shares so sold: (a) dispose of them without the prior written consent of the Trustee; (b) convert them into Subordinate Voting Shares without the prior written consent of the Trustee; or (c) exercise any voting rights attaching to them except in accordance with the written instructions of the Trustee, and such Shareholder shall comply with such instructions. The Trustee shall exercise such rights: (i) in the best interests of the holders of the Subordinate Voting Shares, other than the said Shareholder and holders who, in the opinion of the Trustee, participated directly or indirectly in the transaction that triggered the operation of this Section 5; and (ii) in accordance with the Canada Business Corporation Act and the applicable securities legislation. Notwithstanding an indirect sale of Multiple Voting Shares in contravention of Section 1 to which this Section 5 applies, the Shareholder shall have no liability under this Agreement in respect of such sale, provided that such Shareholder is in compliance with all other provisions of this Agreement, including, without limitation, the provisions of Section 4 and this Section 5.

6.                                       Each of the Shareholders shall not, and shall ensure that each person and company which it controls shall not, effect or facilitate a disposition of any Multiple Voting Shares or securities convertible into Multiple Voting Shares, owned by such Shareholder or by any person or company which such Shareholder controls, directly or indirectly, unless the disposition is conditional upon the person or company acquiring the shares or the securities convertible into such shares becoming a party to an agreement with the same terms and conditions as this agreement and under which such person or company will have the same rights and obligations as the selling Shareholder hereunder and in which all references in this Agreement to the selling Shareholder shall be to the acquiring person or company; however, the obligation of Caisse under this Section 6 shall apply only in the case of a disposition by Caisse of any Multiple Voting Shares or securities convertible into Multiple Voting Shares that would result in the parties bound by this Agreement owning in the aggregate less than 80% of the Multiple Voting Shares on a fully diluted basis. The conversion of Multiple Voting Shares into Subordinate Voting Shares, whether or not such Subordinate Voting Shares are subsequently sold, shall not constitute a disposition of Multiple Voting Shares for the purposes of this Agreement.

7.                                       Nothing in this Agreement shall prevent any of the Shareholders from time to time, directly or indirectly granting a security interest, by way of pledge, hypothecation or otherwise, whether directly or indirectly, in Multiple Voting Shares to any financial institution with which it deals at arm’s length (within the meaning of the Income Tax Act (Canada)) in connection with a bona fide borrowing provided that concurrent with the pledge, hypothecation or other granting of the security interest, the financial institution agrees in writing to become a party to and abide by the terms of this Agreement as if such financial institution were the Shareholder herein until such time as the pledge, hypothecation or other security interest has been released or the Multiple Voting Shares which were subject thereto have been disposed of in accordance with the terms of this Agreement. In such a case all references in this Agreement to a Shareholder shall include such financial institution.

8.                                       If at any time a shareholder of the Corporation, The Toronto Stock Exchange or any securities regulatory authority having jurisdiction or any other interested person (including any holder of Subordinate Voting Shares delivers to the Trustee written notice to the effect that the party giving the notice has reasonable cause to believe that one of the Shareholders or the Corporation may have breached, or may intend to breach, any provision of this Agreement, the Trustee shall forthwith make, or shall cause to be made, reasonable enquiries of the Corporation, such Shareholder, any party to an agreement to purchase Multiple Voting Shares and any appropriate securities regulatory authorities or stock exchanges to determine whether such a breach has occurred or is intended, and if the Trustee thereupon determines that such is the case the Trustee shall forthwith deliver to the Corporation and to the Shareholders a certificate stating that the Trustee shall forthwith deliver to the Corporation and to the Shareholders a certificate stating that the Trustee has made such determination. The Trustee shall thereupon be entitled to take and, subject to Section 10, shall take such action as the Trustee considers necessary to enforce its rights under this Agreement on behalf of the holders of the Subordinate Voting Shares.

9.                                       Subject to Section 10, if and whenever holders of not less than 10% of the then outstanding Subordinate Voting Shares determine that any one of the Shareholders or the Corporation has breached, or intend to breach, any provision of this Agreement, such holders may require the Trustee to take action in connection therewith by delivering to the Trustee a requisition in writing signed in one or more counterparts by such holders ad setting forth the action to be taken by the Trustee, and upon receipt by the Trustee of such a requisition the Trustee shall forthwith take such action as is specified in the requisition and any other action that the Trustee considers necessary to enforce its rights under this Agreement on behalf of the holders of the Subordinate Voting Shares.

10.                                 The obligation of the Trustee to take any action on behalf of the holders of the Subordinate Voting Shares shall be conditional upon the Trustee receiving from the

Corporation, the Shareholder alleged to be in default or from one or more holders of Subordinate Voting Shares such funds and indemnities as the Trustee may reasonably require in respect of any costs or expenses which it may incur in connection with any such action. The Corporation shall provide such funds and indemnities to the Trustee if the Trustee has delivered to the Corporation the certificate referred to in Section 8.

11.                                 No holder of Subordinate Voting Shares shall have the right, other than through the Trustee, to institute any action or proceeding or to exercise any other remedy for the purpose of enforcing any rights arising from this Agreement unless holders of Subordinate Voting Shares shall have requested in the manner specified in Section 9 that the Trustee act and shall have provided reasonable funds and indemnities to the Trustee and the Trustee shall have failed to so act within thirty (30) days after the provision of such funds and indemnities. In such case any holder of Subordinate Voting Shares acting on behalf of such holder and all other holders of Subordinate Voting Shares shall be entitled to take proceedings in any court of competent jurisdiction or exercise any such remedy such as the Trustee might have taken. However, no provision of this Agreement shall limit the rights of any holders of Subordinate Voting Shares under applicable securities legislation.

12.                                 The Corporation shall do all things necessary to facilitate the due performance of this Agreement including the fulfilment by the Shareholders of their obligations hereunder.

13.                                 The Trustee may resign and be discharged from all further duties and liabilities hereunder, subject to this Section 13, after giving 30 days’ written notice to the Corporation and the Shareholders or such shorter notice as the Corporation and the Shareholders may accept as sufficient.

The Corporation may terminate the Trustee’s mandate pursuant to this Agreement, after giving 30 days’ written notice to the Trustee, should:

(a)                                  any corporation into or with which the Trustee may be merged or consolidated or amalgamated, or any corporation succeeding to the trust business of the Trustee be unacceptable to the Corporation, acting reasonably; or

(b)                                 the financial situation of the Trustee is such that, in the opinion of the Corporation, acting reasonably, it jeopardizes the Trustee’s capability to perform its obligations under this Agreement; or

(c)                                  the fees and expenses of the Trustee are, in the opinion of the Corporation, acting reasonably, not within the general practice of the industry.

In the event that the office of trustee becomes vacant, the Corporation shall forthwith appoint a new trustee which shall be a corporation licensed or authorized to carry on the business of a trust company in Quebec; failing such appointment, the Shareholders, the Trustee or any holder of Subordinate Voting Shares may apply to a judge of the Quebec

Superior Court for the appointment of a new trustee. Upon any new appointment the new trustee shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named herein as the trustee, but there shall be immediately executed, at the expense of the Corporation, all such instruments as may be, in the opinion of counsel of the Corporation, necessary or desirable to assure such vesting. Any resignation or termination of the Trustee shall not become effective until the successor party shall have executed an appropriate instrument accepting the appointment as the new trustee. Notwithstanding such resignation or termination the Trustee shall continue to be indemnified in accordance with Section 14.

14.                              (a)                                     Each of the Shareholders and the Corporation, jointly but not severally, agree to indemnify and save harmless the Trustee from and against all claims, liabilities, losses, penalties, actions, suits, costs, expenses and disbursements (including legal or advisors fees and expenses) made against it by anyone, in the absence of negligence of fraud by the Trustee, its officers, directors and employees, by reason of the Trustee’s compliance in good faith with the terms hereof. It is understood that, among the Shareholders and the Corporation, the party in default or alleged to be in default hereunder shall be responsible for such indemnification of it arises from its defaults or alleged default.

(b)                                 The Trustee may employ or retain such counsel, auditors, accountants, or other experts or advisors, whose qualifications give authority to any opinion or report made by them as it may reasonably require for the purpose of discharging its duties hereunder and shall not be responsible for any misconduct on the part of any of them. The Trustee may, if it is acting in good faith, rely on the accuracy of any such opinion or report.

(c)                                  The Trustee shall have no responsibility, if it is acting in good faith, for the genuineness or validity of any securities, documents or other things deposited with it. In the exercise of its rights, duties and obligations hereunder, the Trustee may, if it is acting in good faith, rely as to the truth of the statements made in any certificates or other documents provided to it.

15.                                The Corporation shall pay the reasonable fees and expenses to the Trustee in connection with the performance of the Trustee’s obligations hereunder, including the reasonable fees and disbursements of counsel or other experts employed by the Trustee, without taxation, but this Section 15 shall not require the Corporation to pay any fees or expenses in connection with any action taken by the Trustee pursuant to Section 8 if the Trustee has not delivered to the Corporation the certificate referred to in Section 8 in respect of such action. If it is established that a breach has occurred and was caused by a Shareholder, the Corporation shall be entitled to full reimbursement by such Shareholder of all such fees and expenses.

16.                                The Trustee hereby accepts the appointment as trustee for the holders from time to time of the Subordinate Voting Shares upon the terms and conditions herein set forth. Subject to the limitations contained herein, the Trustee shall act as a depositary and, in its capacity as trustee, shall be charged with simple administration in accordance with the provisions of the Civil Code of Quebec, it being understood that the Trustee shall not have, except as provided herein, any rights as a shareholder with respect to the Multiple Voting Shares such as, the right to vote and to receive dividend on such shares.

17.                                Notwithstanding any other provisions of this Agreement, it is hereby understood and agreed that, except for Section 6 which is applicable to Caisse from this day, the provisions hereof and the covenants and obligations on the part of Caisse hereunder shall become effective and applicable to Caisse, subject to compliance with applicable securities legislation, only on the date on which Quebecor, Canada Inc. and any successor thereof in accordance to this Agreement, shall cease to hold directly or indirectly, at least 80% of the issued and outstanding Multiple Voting Shares of the Corporation and shall cease to be applicable and effective to Caisse, subject to compliance with applicable securities legislation, on the date on which Quebecor, Canada Inc. and their successors shall hold again 80% of the issued and outstanding Multiple Voting Shares of the Corporation.

18.                                This Agreement shall not be amended, and no provision thereof shall be waived, except with the approval of each of the Shareholders and of at least two-thirds of the votes cast by the holders of Subordinate Voting Shares present or represented at a meeting duly called for the purpose of considering such amendment or waiver which two-third majority shall include a simple majority of the votes cast by the holders of Subordinate Voting Shares, excluding the Shareholders and their affiliates and any person who has an agreement to purchase Multiple Voting Shares on terms which would constitute a sale for purposes of Section 1, other than as permitted herein, prior to giving effect to he amendment or waiver. This Agreement replaces the Initial Agreement entered into on April 10, 1992 between the Corporation, Quebecor, Caisse, 2745844 Canada Inc. and Fiducie Desjardins inc.

19.                                Any notice or other communication made pursuant to or in connection with this Agreement shall be sufficiently given if it is in writing and delivered or sent by registered mail, or by facsimile transmission or other form of recorded communication (with original copy to follow by mail), to:

if to Quebecor:	QUEBECOR INC .
300 Viger Street East
Montreal, Quebec
H2X 3W4

Attention: Secretary

if to Caisse:	CENTRE CDP CAPITAL
1000 Place Jean-Paul Riopelle
Tower B, 8th Floor
Montreal, Quebec
H2Z 2B3

Attention: Le Gestionnaire du dossier Quebecor World Inc.

if to Canada Inc.:	4032667 CANADA INC.
300 Viger Street East
Montreal, Quebec
H2X 3W4

Attention: Secretary

if to the Corporation:	QUEBECOR WORLD INC.
612 Saint-Jacques Street
Montreal, Quebec
H3C 4M8

Attention: Secretary

if to the Trustee:	COMPUTERSHARE TRUST COMPANY OF CANADA
1500 University Street
7th Floor
Montreal, Quebec
H3A 3S8

Attention: Main Director, Corporate Trust Services

or such other address as the party to whom such notice or communication is to be given shall have last designated to the party giving the same in the manner specified in this Section 19. Any such notice or communication shall be deemed to have been given and received on the day it is so delivered or sent.

20.                                 This Agreement shall be governed by and construed in accordance with the laws of the Province of Quebec. The terms “associate” and “affiliate” used herein shall have the meanings ascribed thereto under Quebec securities legislation. Reference herein to any applicable securities legislation means such legislation in effect at the relevant time, which shall be assumed to apply.

21.                                 This Agreement shall enure to the benefit of and be binding upon the parties hereto, as well as to any transferee of Multiple Voting Shares or securities convertible into Multiple Voting Shares has provided herein and their respective heirs, legal representatives, successors and assigns, as applicable.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

QUEBECOR INC.

Per:

Per:

CAISSE DE DÉPÔT ET PLACEMENT DU QUEBEC

Per:

Per:

4032667 CANADA INC.

Per:

Per:

QUEBECOR WORLD INC.

Per:

Per:

COMPUTERSHARE TRUST COMPANY OF CANADA

Per:

Per: